EXHIBIT 99.1
Superior Industries Names
Margaret Dano and Francisco Uranga
to Its Board of Directors
     VAN NUYS, CALIFORNIA — January 04, 2007 — Superior Industries International, Inc. (NYSE:SUP) today announced the appointment of Margaret S. Dano and Francisco S. Uranga to the Company’s Board of Directors. Dano and Uranga succeed Raymond C. Brown, former Senior Vice President of Superior and a Board member since 1972, and Jack H. Parkinson, a Board member since 1983, who resigned from the Board effective on December 31, 2006. Ms. Dano also succeeds Mr. Parkinson on Superior’s Audit Committee.
     “On behalf of everyone at Superior, I want to thank Ray Brown and Jack Parkinson for their years of dedicated service to the company. We are pleased to welcome Margaret Dano and Francisco Uranga to our Board,” said Chairman Louis L. Borick.
     Margaret Dano, 47 years old, has served as a director of Fleetwood Enterprises, Inc., since September 2000, and currently serves on both the Audit Committee and the Governance and Nominating Committee. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc., from June 2002 until her retirement from that position in 2005. She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison’s Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s. Ms. Dano received a BSME in mechanical-electrical engineering from the General Motors Institute.
     Francisco Uranga, 43 years old, is currently Corporate Vice-President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn, the largest Electronic Manufacturing Services (EMS) Company in the world, where he is responsible for government relations, regulations, incentives, tax and duties, legal, customs, immigration and land and construction issues. From 1998 to 2004, he served as Secretary of Industrial Development for the state government of Chihuahua. Previously, Mr. Uranga was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing NAFTA and in negotiating key agreements with the Mexican government as part of the country’s trade liberalization. Earlier, Mr. Uranga was Sales and Marketing Manager for American Industries International Corporation. He earned a B.A. in Business Administration from the University of Texas at El Paso and a Diploma in English as a Second Language from Brigham Young University.
About Superior Industries
     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.